EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Sitestar Corporation, Registrant

Subsidiaries:

Sitestar.net, Inc. (previously Neocom Microspecialists, Inc.)

FRE Enterprises, Inc. (doing business as Lynchburg.net and Computers by Design)

Advanced Internet Services, Inc.

Sitestar Applied Technologies, Inc.